Exhibit 99.1

Company Contacts:	Investor Relations Contacts:
Monterey Gourmet Foods	Lippert / Heilshorn & Associates
Eric Eddings, Chief Executive Officer	Kirsten Chapman
erice@montereygourmetfoods.com	kchapman@lhai.com
Scott Wheeler, Chief Financial Officer	(415) 433-3777
scottw@montereygourmetfoods.com
(206) 622-1016

Monterey Gourmet Foods Reports Third Quarter 2008 Results
- Reduced annual costs run rate by $1.2 million in November 2008 -

SALINAS, CA (November 6, 2008) -- Monterey Gourmet Foods (NASDAQ: PSTA), a manufacturer and marketer of fresh gourmet refrigerated food products, reported results for its third quarter ended September 30, 2008.

“Although sales in the third quarter came in below our expectations due to a large club channel customer delaying orders, we are encouraged by a number of factors,” stated Eric C. Eddings, president and CEO of Monterey Gourmet Foods. “Company performance began to track upward in September, which was a strong month. First, the aforementioned large club customer has indicated its fourth quarter orders will increase, due to both the impact of the delayed third quarter orders and an increase in the volume of orders. Also, we continued to build on our successes adding new varietals to popular lines and introducing favorites to different channels through existing relationships in club, retail and food service. As consumers are shifting from dining out to more frequently preparing and eating dinner at home, we stand to benefit from the increased demand for cost-conscious product offerings. In particular, our new value-sized packages of our fresh pasta and sausage appeal to today’s family-value shopper who demands quality. Our limited-edition seasonal pastas draw the return customer to stock up on special items. In addition, we are gaining traction in the food services channel as we are providing items to multiple national food service chains. Finally, during the fourth quarter, we are participating in a joint-vendor coupon with one of our largest customers, which we expect to drive top-line sales beginning next quarter.”

“In addition, we are very excited we received our approved occupancy for our new Kent, Washington facility in early November. We designed this flexible footprint, state-of-the-art facility to improve productivity, deliver cost savings and quickly accommodate new varieties and expanded capacity needs for new products and new business opportunities.”

Third Quarter 2008 Results Compared to Third Quarter 2007

•	Revenue was $23.2 million compared to $24.5 million.

	-	The Gourmet Foods segment net revenues were $21.6 million, compared to $22.5 million.

	-	The Sonoma Foods segment net revenues were $1.6 million, compared to $1.9 million.

•	Cost of goods sold was $17.3 million, compared to $17.8 million in last year’s third quarter.

•	Gross margin was 25.2%, compared to 27.1%.

•	The total net loss was $524,000, compared to net income of $279,000.

•	SG&A for the quarter was $6.4 million, compared to third quarter 2007 SG&A of $6.2 million and is consistent with the $6.4 million recorded during the second quarter of 2008.

For the nine months, cash from operations generated $3.7 million. At September 30, 2008 cash and cash equivalents equaled $3.4 million, compared to $5.5 million at December 31, 2007, reflecting cash paid to fund the company’s facility in Kent Washington. In addition, the company has access to a line of credit of $5 million through its bank, which remained fully available at the quarter end.

Effective November 5, 2008, the company shut down its Direct Store Delivery system at Sonoma Foods, reduced its salaried workforce by 10%, eliminated some variable culinary support and restructured outside selling support. In total, these changes are projected to reduce the annual costs run rate by $1.2 million. The associated severance costs of approximately $60,000 will be recorded in the fourth quarter.

Scott Wheeler, Monterey Gourmet Foods’ CFO, said, “Our balance sheet has a solid cash position and carries no debt, so we have the flexibility necessary to continue to act on growth initiatives. In addition, in the fourth quarter we expect the costs of freight and raw materials to decrease, in particular flour, olive oil and pine nuts. Nonetheless, we are stalwart in our focus on controlling costs and this week we aggressively reduced ongoing expenses. We believe this approach will improve our fourth quarter results.”

Recent Business Highlights

•	Offered limited-edition Monterey Pasta Company seasonal, smoked mozzarella & artichoke ravioli to club and retail channels.

•	Shipped Monterey Pasta Company organic butternut squash ravioli to both club and retail channels.

•	Introduced and shipped an At Home Gourmet chicken tetrazzini, co-branded with Chef Paul Prudhomme, exclusively to a club channel customer.

•	Began shipping CIBO Naturals sundried tomato pesto item to Panera Bread, a large national bakery-café chain.

•	Shipped Emerald Valley Kitchen products in new, more environmentally friendly packaging.

•	Drove a new At Home Gourmet initiative, testing value-sized packages of fresh pasta and Casual Gourmet sausages.

Outlook

Eddings concluded, “We know the economic pressures on our end consumer and expect continued challenges in the consumer market place. We believe the key to maintaining strength in such an environment is to anticipate the volatility, implement aggressive cost saving measures and enhance selling strategies to address the opportunities that are inherently embedded in these conditions. With that in mind, we have further adjusted our cost structure and continue to evaluate new product initiatives carefully. This quarter, we began to offer family varieties to discerning home cooks seeking to provide a gourmet experience with creative choices and the freshest ingredients in value packages.”

Conference Call Information

Management will host a conference call at 1:00 p.m. Eastern Time / 10:00 a.m. Pacific Time today to discuss second quarter 2008 financial results. To listen to the call live, please dial 800-857-6028 at least 10 minutes before the start of the conference and mention pass code “Monterey.” The call is also being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.montereygourmetfoods.com. A telephone replay will be available for 90 days by dialing 888-282-0031. No pass code is required.

About Monterey Gourmet Foods (NASDAQ: PSTA)

Monterey Gourmet Foods manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 133,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas (Monterey County), CA; Seattle, WA; and Eugene, OR. Monterey Gourmet Foods has national distribution of its products, which are sold under the brands Monterey Pasta, CIBO Naturals, Emerald Valley Kitchen, Sonoma Foods and Casual Gourmet in more than 11,000 retail and club stores throughout the United States and selected regions of Canada, the Caribbean, Latin America, and Asia Pacific. For more information about Monterey Gourmet Foods, visit www.MontereyGourmetFoods.com.

Safe Harbor Statement

This press release contains forward-looking statements concerning unannounced results of operations for the most recent quarter and projections for future periods including without limitation such phrases and terms as “goal to,” “We are encouraged,” “will increase,” “we stand to benefit,” “we expect to drive top-line sales,” “are projected to reduce,” “we have the flexibility necessary to continue to act,” “we expect… costs… to decrease,” “we believe this approach will improve,” and “expect continued challenges.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the company wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Monterey Gourmet Foods’ actual results to differ from such forward-looking statements are the following: (i) the process associated with the integrations of all the company’s brands, plants and sales force, (ii) a significant reduction of sales to two major customers currently comprising a majority of total revenues, (iii) the retention of newly acquired customers including achieving volume projections for these new customers, (iv) the company’s ability to achieve improved production efficiencies, (v) the timely and cost-effective introduction of new products in the coming months, (vi) the utilization of the recently-completed plant expansion and the increased fixed costs associated with increased plant capacity, (vii) retention of key personnel and retention of key management, (viii) the risks inherent in food production, (ix) intense competition in the market in which the company competes and (x) Monterey Gourmet Foods’ ability to source competitively priced raw materials to achieve historical operating margins. In addition, the company’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes, and laws and regulations in markets where the company competes. The company has provided additional information regarding risks associated with the business in the company’s Annual Report on Form 10-K for fiscal 2007 as well as other filings with the SEC. These statements are based on information as of November 6, 2008 and the company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

MONTEREY GOURMET FOODS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30, 2008	December 31, 2007

	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$3,405	$5,541
Accounts receivable less allowances of $636 and $981	9,110	8,587
Inventories	7,381	7,865
Deferred tax assets-current	703	703
Prepaid expenses and other	972	1,084

Total current assets	21,571	23,780

Property and equipment, net	17,148	14,280
Deferred tax assets-long term	2,646	2,646
Deposits and other	330	243
Intangible assets, net	5,748	6,346
Goodwill	12,164	13,211

Total assets	$59,607	$60,506

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,006	$6,160
Accrued payroll and related benefits	1,327	1,192
Accrued and other current liabilities	1,368	962
Current portion of notes, loans, and capital leases payable	—	50

Total current liabilities	10,701	8,364

Notes, loans, and capital leases payable, less current portion	—	29

Minority interest	—	159

Stockholders’ equity:
Preferred stock, $.001 par value, 1,000,000 shares authorized, none outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 17,391,342 and 17,356,976 issued and 16,766,471 and 17,141,976 outstanding	17	17
Additional paid-in capital	60,775	60,462
Treasury stock 624,871 and 215,000 shares, respectively, at cost	(1,789)	(657)
Accumulated deficit	(10,097)	(7,868)

Total stockholders’ equity	48,906	51,954

Total liabilities and stockholders’ equity	$59,607	$60,506

See accompanying summary of significant accounting policies and notes to consolidated financial statements.

	—	—
Net Book Value per share	2.918	2.996
Working Capital	10,870	15,416
Total Debt	—	79
Net Def tax assets	3,349	3,349
Current ratio	2.02	2.84
	$2.822	$3.227

	30,994

MONTEREY GOURMET FOODS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands except earnings per share numbers and share totals)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Net revenues	$23,190	$24,458	$72,722	$73,702
Cost of sales	17,336	17,835	53,760	53,409

Gross profit	5,854	6,623	18,962	20,293

Selling, general and administrative expenses	6,393	6,184	19,742	18,641

Impairment and restructuring	—	—	1,606	—

Loss on disposition of assets	—	(26)	(16)	(38)

Operating income (loss)	(539)	413	(2,402)	1,614

Other income, net	—	4	114	8

Interest income, net	15	43	63	109

Income (loss) before provision for income tax expense	(524)	460	(2,225)	1,731
Income tax provision	—	(181)	(3)	(690)

Net income (loss)	$(524)	$279	$(2,228)	$1,041

Basic income (loss) per share	$(0.03)	$0.02	$(0.13)	$0.06

Diluted income (loss) per share	$(0.03)	$0.02	$(0.13)	$0.06

Weighted average primary shares outstanding	16,758,100	17,343,270	16,876,025	17,327,988
Weighted average diluted shares outstanding	16,758,100	17,426,504	16,876,025	17,460,402

	Three Months Ended		Nine Months Ended

	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007

Net Revenues
Gourmet Foods Products	21,607	22,532	68,135	67,819
Sonoma Cheese Products	$1,583	$1,926	$4,587	$5,883

Total Net Revenues	$23,190	$24,458	$72,722	$73,702

Operating Income (Loss):
Gourmet Foods Products	(318)	707	507	2,339
Sonoma Cheese Products	$(221)	$(294)	$(2,909)	$(725)

Total Operating Income (Loss)	$(539)	$413	$(2,402)	$1,614

MONTEREY GOURMET FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands of dollars)

	Nine Months Ended

	September 30, 2008	September 30, 2007

Cash flows from operating activities:
Net income (loss)	$(2,228)	$1,041
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income taxes	—	919
Depreciation and amortization	2,245	2,185
Impairment and restructuring	1,355	—
Provisions for allowances for bad debts, returns, adjustments and spoils	4,767	3,561
Provisions for inventory	563	183
Stock-based compensation	262	552
Loss on disposition of assets	16	38
Gain on acquisition of minority interest	(109)	—
Changes in assets and liabilities:
Accounts receivable	(5,290)	(2,670)
Inventories	(79)	(517)
Prepaid expenses	112	(387)
Deposits and other	(87)	—
Accounts payable	1,846	(1,295)
Accrued liabilities	328	(693)

Net cash provided by operating activities	3,701	2,917

Cash flows from investing activities:
Purchase of property and equipment	(4,641)	(845)
Proceeds from sale of fixed assets	15	—
Acquisition of minority interest	(50)	—

Net cash used in investing activities	(4,676)	(845)

Cash flows from financing activities:
Repayment of debt	(44)	(978)
Repayment of capital lease obligations	(35)	(26)
Purchase of treasury stock	(1,132)	—
Proceeds from issuance of common stock	50	66

Net cash used in financing activities	(1,161)	(938)

Net increase in cash and cash equivalents	(2,136)	1,134

Cash and cash equivalents, beginning of period	5,541	4,281

Cash and cash equivalents, end of period	$3,405	$5,415

	September 30, 2008	September 30, 2007

Cash payments:
Interest	$2	$54
Income Taxes	$103	$55